UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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LSC COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

SENTENTIA CAPITAL MANAGEMENT, LLC SENTENTIA GROUP, LP MICHAEL R. ZAPATA TIMOTHY E. BROG ANDREW P. HINES JO-ANN LONGWORTH DAVID J. PATERSON ALEXANDRE ZYNGIER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of LSC Communications, Inc., a Delaware corporation (the “Company”).

Item 1: On March 18, 2020, Sententia issued the following press release:

Sententia Capital Delivers Letter to LSC Communications Board of Directors and Stockholders

Calls on Board to put LKSD stockholders’ interest first

New York, NY, March 18, 2020 /PRNewswire/ - Sententia Capital Management, LLC and its affiliates (collectively, “SENTENTIA”) announced that it has delivered a letter to the LSC Communications Board of Directors and stockholders.

“We are disappointed at the lack of urgency and concern that Mr. Quinlan and the LKSD Board has shown these past few weeks as we have attempted to engage constructively on behalf of stockholders. We call on the Board to be forthcoming with their plans to address LKSD’s liquidity concerns. We also urge fellow stockholders to reach out directly to LKSD to express their concerns,” commented Michael Zapata.

Sententia has nominated six directors and are committed to working for the benefit of stockholders.

Please click the following link to access the full letter:

Sententia Letter to LKSD’s Board and Fellow Stockholders

ABOUT SENTENTIA CAPITAL: Sententia is a value investing based capital management firm that runs a concentrated, deep value portfolio.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of LSC Communications, Inc., a Delaware corporation (“LKSD” or the “Company”).

SENTENTIA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Sententia Group, LP, a Delaware limited partnership (“Sententia Group”), Sententia Capital Management, LLC, a Delaware limited liability company (“Sententia Capital”), Michael R. Zapata, Timothy E. Brog, Andrew P. Hines, Jo-Ann Longworth, David J. Paterson and Alexandre Zyngier.

As of the date of this press release, Sententia Group directly beneficially owns 869,687 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). Sententia Capital, as the General Partner of Sententia Group, may be deemed to beneficially own the 869,687 shares of Common Stock owned by Sententia Group. Mr. Zapata, as the Managing Member of Sententia Capital, may be deemed to beneficially own the 869,687 shares of Common Stock owned by Sententia Group. As of the date hereof, none of Timothy E. Brog, Andrew P. Hines, Jo-Ann Longworth, David J. Paterson or Alexandre Zyngier own beneficially any securities of the Company.

Investor contact:

Investor Relations

212.851.3488

investorrelations@sententiacapital.com

Source:

Sententia Capital Management, LLC

Item 2: On March 18, 2020, Sententia delivered the following letter to the Board of Directors of the Company:

Sententia Capital Management, LLC

102 W. 87th Street, #1s

New York, New York 10024

March 18, 2020

LSC Communications, Inc.

191 N. Wacker Drive, Suite 1400

Chicago, Illinois 60606

Dear LSC Communications, Inc. Board of Directors and Fellow Stockholders,

Your CEO, Chairman and the Board are failing stockholders. We call on the directors of LSC Communications, Inc. (“LKSD” or the “Company”) to fulfill their fiduciary duties and engage constructively with us and the Company’s other stockholders before continuing down the path of a potential restructuring that would massively dilute stockholders, or full bankruptcy.

Lack of Fiduciary Duties

The "duty of loyalty" requires that directors act "in the interest of the corporation" (Delaware courts have interpreted this to mean "in the interest of stockholders"). In a response letter to us from Mr. Quinlan dated March 13, 2020, Mr. Quinlan suggests that the Board and management have acted to maximize the value of LKSD for the benefit of its stakeholders. We remind Mr. Quinlan and the Board of their duty to LKSD and its stockholders. Mr. Quinlan and the Board have overseen the destruction in stockholder value by over 99% since LKSD spun out in 2016. This is not acceptable, and we believe time is short to prevent the complete destruction of stockholder value at LKSD. Given the accelerated decline in the financial and operational picture of LKSD, it is unclear why Mr. Quinlan and the Board do not appear interested in pursuing every possible path to avoid potential bankruptcy, including engaging with our nominees, who have critical restructuring, turnaround and industry experience.

The "duty of candor" requires that the board inform stockholders of all information that is important to their evaluation of the company. Given the recent financial and operational reporting and obvious stress of the Company, the Board and management should be forthcoming with stockholders and communicate an update on the discussions or plan to address LKSD’s financial situation. Mr. Quinlan claims that the Board has the right experience to get the job done, yet rather than engaging with our nominees or communicating a clear plan, the Board has instead entrenched itself by putting in place a “poison pill” and announcing the delay of the annual stockholders’ meeting, where stockholders would be able to voice their concerns with the Board and vote on our nominees.

The "duty of care" requires that directors make decisions with due deliberation. We have reached out directly to Mr. Quinlan and have discussed our desire and ability to assist the Board and LKSD during this financial and operational decline. Our nominees have robust restructuring, turnaround and industry experience that is required in times like these. Yet, Mr. Quinlan and the Board have failed to substantively engage with Mr. Zapata. We believe this is a major failure of the Board and a breach of their duties. Simply stating that you have engaged advisors does not mean you are considering all options that are prudent in preserving stockholder value.

No Skin in the Game

In addition to our experience and desire to assist LKSD, we believe our ownership is aligned with stockholders. In Mr. Quinlan’s response letter, Mr. Quinlan asserts that the Board and management team own a “substantial amount” of LKSD stock is in our view misleading. The 2019 Proxy’s headliner shows only 3.9% ownership by the Board and management, yet only 2.9% are vested. Further, a majority of those shares have been granted to the Board. In fact, since 2016, the Board has only purchased a total of 0.8% of LKSD stock.

Given this misalignment of interests, we believe Mr. Quinlan may be prioritizing the preservation of his role as CEO and Chairman over the interest of stockholders. As such, we are concerned that Mr. Quinlan may be negotiating a pre-packed bankruptcy or accelerated filings that will allow him to continue with the Company in a reorganization at the expense of stockholders.

We Call on Fellow Stockholders to Reach out to the CEO and Board

We have attempted to engage with Mr. Quinlan and LKSD’s Board over the past weeks. Since an original phone call and email on February 4, 2020, followed up with a nomination letter on February 24, 2020, and an official letter to the Board on March 9, 2020, LKSD has yet to substantively engage with us on behalf of stockholders.

We strongly urge fellow stockholders to express their concerns directly with LKSD and Board through the office of the Chairman and CEO: (212) 895-8818.

Our Nominees Are Committed to Working On Behalf of LKSD Stockholders

Sententia and its Nominees have the industry, turnaround, restructuring and M&A experience needed to protect stockholder value at LKSD and are committed to working with debt holders on behalf of stockholders, not at the expense of stockholders. We urge the Board to act in the best interest of stockholders and provide our Nominees with an opportunity to serve.

Respectfully,

/s/ Michael R. Zapata

Michael R. Zapata
Founder, Sententia Capital Management, LLC

212.851.3488

ABOUT SENTENTIA

Sententia Capital Management, LLC is a value-investing based capital management firm that runs a concentrated, deep value portfolio.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Sententia Capital Management, LLC, together with the other participants named herein (collectively, “Sententia”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2020 annual meeting of stockholders of LSC Communications, Inc., a Delaware corporation (“LKSD” or the “Company”).

SENTENTIA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be Sententia Group, LP, a Delaware limited partnership (“Sententia Group”), Sententia Capital Management, LLC, a Delaware limited liability company (“Sententia Capital”), Michael R. Zapata, Timothy E. Brog, Andrew P. Hines, Jo-Ann Longworth, David J. Paterson and Alexandre Zyngier.

As of the date hereof, Sententia Group directly beneficially owns 869,687 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). Sententia Capital, as the General Partner of Sententia Group, may be deemed to beneficially own the 869,687 shares of Common Stock owned by Sententia Group. Mr. Zapata, as the Managing Member of Sententia Capital, may be deemed to beneficially own the 869,687 shares of Common Stock owned by Sententia Group. As of the date hereof, none of Timothy E. Brog, Andrew P. Hines, Jo-Ann Longworth, David J. Paterson or Alexandre Zyngier own beneficially any securities of the Company.